Exhibit 99.1

        Journal Register Company Reports Third Quarter Results

    TRENTON, N.J.--(BUSINESS WIRE)--Oct. 18, 2005--Journal Register Company (NYSE: JRC) today reported net income for the quarter ended September 25, 2005 of $11.5 million, or $0.28 per diluted share as compared to $12.2 million, or $0.29 per diluted share for the quarter ended September 26, 2004, excluding special items reported in the prior year period, described below.
    The special items recorded in the third quarter of 2004 were comprised of the reversal of certain tax accruals ($54.6 million) and the write-off of the remaining deferred loan costs associated with the extinguishment of the Company's refinanced credit facility ($1.2 million). Net income per diluted share was $1.55 for the third quarter of 2004, including such special items.
    For comparison purposes, the Company's revenues are presented, where noted, on a pro forma basis, which assumes that all properties currently owned were owned in both the current and prior year periods. Certain operating expenses are presented, where noted, on a same-store basis, which excludes the results of the Company's acquisitions from the current and prior year periods.
    Chairman and Chief Executive Officer Robert M. Jelenic, commenting on the Company's results said, "Despite the soft overall advertising revenue environment, we continue to generate substantial free cash flow, which was $15.4 million, or $0.37 per diluted share and $53.6 million, or $1.27 per diluted share, respectively, for the third quarter and the year to date period ended September 25, 2005. Our results were driven by strong classified employment and real estate advertising revenue performance, our continued focus on tight cost controls throughout the Company, earnings accretion from our Michigan acquisition and strong performance from our online operations."
    Continuing, Jelenic said, "We are pleased to report that the improvements we've made in our Michigan operations since our acquisition last August have enabled these operations to quickly contribute to our financial results. In fact, our Michigan operations contributed $0.02 per diluted share to our earnings in the third quarter and $0.03 per diluted share for the year to date period ended September 25, 2005. The improvements we have made to these operations include expanded local news and sports coverage, improved layout, increased utilization of centralized news gathering, more effective cross-sell programs in advertising, new product launches, and expanded online operations."
    Total revenues for the third quarter of 2005 were $138.3 million as compared to $123.1 million for the third quarter of 2004, an increase of 12.4 percent.
    On a pro forma basis, advertising revenues for the third quarter of 2005 were $107.6 million as compared to $108.7 million for the third quarter of 2004, a decrease of 1.0 percent. For the year-to-date period ended September 25, 2005, pro forma advertising revenues decreased 0.3 percent as compared to the prior year period.
    On a pro forma basis, retail advertising revenues decreased 1.9 percent as compared to the prior year quarter, which reflects softness in the home furnishing, entertainment and grocery/drug categories, partially offset by strength in the financial, local telecommunications and department store categories.
    Classified advertising revenues, on a pro forma basis, increased
0.4 percent as compared to the prior year quarter, driven by continued strength in classified employment and classified real estate advertising revenues. Classified employment advertising revenues were up 10.8 percent in the third quarter, on a pro forma basis, as compared to the prior year quarter. Classified employment advertising revenues for the third quarter increased in six of the Company's clusters, with particular strength in the Company's Capital-Saratoga, New York cluster, up 22.3 percent; the Greater Cleveland cluster, up
14.0 percent; the Greater Philadelphia cluster, up 12.5 percent; and the Michigan cluster, up 11.6 percent. Classified real estate advertising revenues increased 5.5 percent on a pro forma basis for the quarter, driven by strength in the Company's Capital-Saratoga, New York cluster, up 52.7 percent; the Mid-Hudson, New York cluster, up
20.9 percent; and the Central New England cluster, up 14.8 percent. Classified automotive advertising revenues were down 14.9 percent for the quarter, on a pro forma basis, as compared to the prior year quarter, reflecting continued softness in the local automotive category.
    National advertising revenues on a pro forma basis, which represent approximately five percent of the Company's total advertising revenues, decreased 3.9 percent for the quarter reflecting difficult comparisons to the prior year quarter; particularly in the Company's Connecticut cluster. The Company's Connecticut cluster reported an increase in national advertising revenues of 19.7 percent in the third quarter of 2004 as compared to the third quarter of 2003. The Company's Greater Philadelphia cluster reported an increase in pro forma national advertising revenues of 26.6 percent in the third quarter of 2005 as compared to the third quarter of 2004. This increase was driven primarily by very strong telecommunications advertising revenues in the Greater Philadelphia cluster.
    The Company continued to post strong gains in online revenues in the third quarter of 2005. Online revenues were $2.5 million in the quarter, an increase of 50 percent as compared to the third quarter of 2004. This growth was driven by increases in employment revenues; up 50 percent and "run of web" revenues; up 181 percent. The Company's page views increased 31 percent in the third quarter to 53 million page views. The Company's online business continued to produce substantial operating profits in the third quarter of 2005.
    Jelenic further noted that, "The 21st Century acquisition added $0.03 to our earnings per diluted share for the year to date period ended September 25, 2005, and we expect the 21st Century acquisition to add approximately $0.04 per diluted share for the full year 2005. We also expect the acquisition to add approximately $0.30 per diluted share to free cash flow in 2005, including the utilization of the net operating loss carry-forwards."
    Circulation revenues were $26.4 million for the third quarter of 2005, as compared to $25.0 million in the third quarter of 2004. On a pro forma basis, circulation revenues were $26.4 million in the third quarter of 2005 as compared to $27.4 million in the prior year quarter.
    The Company reported EBITDA for the third quarter of $33.8 million, as compared to EBITDA of $30.2 million for the third quarter of 2004, an increase of 12.1 percent.
    Commenting on the Company's expense management, Jean B. Clifton, President and Chief Operating Officer, said, "Our strict financial discipline enabled us to reduce our same-store non-newsprint cash operating expenses by 2.2 percent, as compared to the prior year quarter."
    The Company's newsprint expense decreased approximately two percent for the quarter as compared to the prior year quarter, on a same-store basis. This decrease in newsprint expense reflects an increase of approximately 6.5 percent in unit cost, offset by a decrease in consumption, each on a comparable basis.
    The Company's capital expenditures for the quarter and the nine months ended September 25, 2005 were $4.9 million and $9.7 million, respectively. The Company expects to spend approximately $18 million on capital expenditures for the full year 2005, down approximately $4 million dollars from the Company's previous projection.
    As of October 17, 2005, the Company had repurchased 1,143,100 shares of its common stock in 2005, and the Company had approximately
41.0 million shares of common stock outstanding.
    In the third quarter the Company initiated a cash dividend policy and declared a quarterly cash dividend of $0.02 per share, which was paid on October 3, 2005 to shareholders of record on September 7, 2005.
    In addition, Journal Register Company also used its free cash flow to reduce its outstanding debt. The Company reduced its long-term debt outstanding by $23.9 million in the third quarter and $46.4 million year to date, to $731.9 million as of September 25, 2005.
    Looking at the remainder of 2005, Jelenic said, "Based on our current projections, we expect to report earnings for the fourth quarter of 2005 in the range of $0.30 to $0.32 per diluted share."
    The Company's third quarter 2005 earnings conference call is scheduled for 10:00 a.m. EST today and will be accessible via a live Internet webcast and a limited number of listen-only, dial-in conference lines. The live webcast can be accessed through Journal Register Company's web site, www.journalregister.com, and through CCBN's Individual Investor Center and CCBN's StreetEvents for institutional investors at www.streetevents.com. Please access the webcast at least ten minutes prior to the start of the call to ensure adequate connection time. An archive of the webcast will be available at www.journalregister.com for seven days following the call.
    To access the conference call, dial (877) 645-6115 at least ten minutes prior to the start of the call. International callers should dial (706) 679-5367.

    Journal Register Company is a leading U.S. newspaper publishing company. Journal Register Company owns 27 daily newspapers, including the New Haven Register, Connecticut's second largest daily and Sunday newspaper, and 338 non-daily publications. Journal Register Company currently operates 202 individual web sites that are affiliated with the Company's daily newspapers and non-daily publications. These web sites can be accessed at www.journalregister.com. All of the Company's operations are strategically clustered in seven geographic areas:
Greater Philadelphia; Michigan; Connecticut; Greater Cleveland; Central New England; and the Capital-Saratoga and Mid-Hudson regions of New York. The Company has an investment in PowerOne Media, LLC, a leading provider of online solutions for newspapers, hosting the largest online newspaper network in the U.S.

    In this release, financial measures are presented both in accordance with United States generally accepted accounting principles ("GAAP") and also on a non-GAAP basis. All EBITDA, Free Cash Flow and Adjusted Net Income figures in this release are non-GAAP financial measures. EBITDA is defined as net income plus provision for income taxes, net interest expense, depreciation, amortization, and other non-cash, special or non-recurring charges. Free cash flow is defined as EBITDA minus capital expenditures, interest and cash income taxes. Adjusted Net Income excludes the special items that are described elsewhere in this release. The Company believes that the use of certain non-GAAP financial measures enables the Company and its investors to evaluate and compare the Company's results from operations and cash resources generated from its business in a more meaningful and consistent manner and provides an analysis of operating results using the same measures used by the Company's chief operating decision makers to measure the performance of the Company. The emphasis on measures of cash flow is appropriate given the generally predictable cash flow generated by the Company's operations and the short period of time it takes to convert new orders to cash. Please see the financial summary below for information reconciling non-GAAP financial measures to comparable GAAP financial measures.

    This release contains forward-looking information about Journal Register Company that is intended to be covered by the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that are not historical facts. These statements can be identified by the use of forward-looking terminology such as "believe," "expect," "may," "will," "should,'' "project," "plan,'' "seek," "intend,'' or "anticipate'' or the negative thereof or comparable terminology, and include discussions of strategy, financial projections and estimates and their underlying assumptions, and statements about the future performance, operations, products and services of the Company. These forward-looking statements involve a number of risks and uncertainties, which could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the success of the Company's acquisition strategy, including the acquisition of 21st Century Newspapers, dispositions, the ability of the Company to achieve cost reductions and integrate acquisitions, including the acquisition of 21st Century Newspapers, competitive pressures, general or regional economic conditions and advertising trends, the unavailability or a material increase in the price of newsprint and increases in interest rates. These and additional risk factors are outlined in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

    Financial Summary follows.


                       JOURNAL REGISTER COMPANY
                   CONSOLIDATED STATEMENTS OF INCOME
          (Unaudited; in thousands, except per share amounts)

                                    Thirteen Weeks  Thirty-nine Weeks
                                        Ended             Ended
                                   9/25/05  9/26/04  9/25/05  9/26/04
                                  -------- -------- -------- --------
Revenues:
  Advertising                     $107,577 $ 93,737 $324,828 $247,873
  Circulation                       26,405   24,968   80,325   69,576
                                  -------- -------- -------- --------
Newspaper revenues                 133,982  118,705  405,153  317,449
Commercial printing and other        4,280    4,347   13,751   12,412
                                  -------- -------- -------- --------
Total revenues                     138,262  123,052  418,904 $329,861
Operating expenses (1):
  Salaries and employee benefits    54,263   48,066  165,662  126,733
  Newsprint, ink and printing
   charges                          12,259   10,588   36,388   26,816
  Selling, general and
   administrative                   18,647   17,099   59,957   44,831
  Depreciation and amortization      5,015    4,745   15,367   12,134
  Other                             19,288   17,142   57,255   46,354
                                  -------- -------- -------- --------
Total operating expenses           109,472   97,640  334,629  256,868
Operating income                    28,790   25,412   84,275   72,993
Net interest expense and other     (10,015)  (5,307) (27,858) (11,770)
Loss on write-off of debt issuance
 costs                                  --   (1,211)      --   (1,211)
                                  -------- -------- -------- --------
Income before provision for income
 taxes                              18,775   18,894   56,417   60,012
Provision for income taxes           7,251  (47,194)  22,022  (31,083)
Net income                        $ 11,524 $ 66,088 $ 34,395 $ 91,095
                                  ======== ======== ======== ========
Net income per common share
   Basic                          $   0.28 $   1.58 $   0.83 $   2.17
   Diluted                        $   0.28 $   1.55 $   0.82 $   2.14
Adjusted net income per common
 share (2)
   Basic                          $   0.28 $   0.29 $   0.83 $   0.89
   Diluted                        $   0.28 $   0.29 $   0.82 $   0.87
Weighted-average shares
 outstanding:
  Basic                             41,319   41,952   41,685   41,886
  Diluted                           41,809   42,604   42,048   42,631

Other Data:
  Net income                      $ 11,524 $ 66,088 $ 34,395 $ 91,095
     Add: Provision for income
      taxes                          7,251  (47,194)  22,022  (31,083)
     Add: Loss on write-off of
      debt issuance costs               --    1,211       --    1,211
     Add: Net interest expense and
      other                         10,015    5,307   27,858   11,770
                                  -------- -------- -------- --------
  Operating income                  28,790   25,412   84,275   72,993
     Add: Depreciation and
      amortization                   5,015    4,745   15,367   12,134
                                  -------- -------- -------- --------
  EBITDA                          $ 33,805 $ 30,157 $ 99,642 $ 85,127
     Less: Capital expenditures     (4,856)  (3,356)  (9,720)  (8,426)
     Less: Interest expense and
      other                        (10,015)  (5,234) (27,858) (11,631)
     Less: Cash income taxes (3)    (3,570)  (1,282)  (8,463) (12,836)
                                  -------- -------- -------- --------
Free Cash Flow                    $ 15,364 $ 20,285 $ 53,601 $ 52,234
Free Cash Flow per diluted share  $   0.37 $   0.48 $   1.27 $   1.23
Net income, as reported           $ 11,524 $ 66,088 $ 34,395 $ 91,095
    Less: Special items                 --  (53,914)      --  (53,914)
Adjusted Net Income (2)           $ 11,524 $ 12,174 $ 34,395 $ 37,181

Notes:

(1) Certain operating expenses have been reclassified in the 2004 periods to conform to the Company's current financial presentation. The reclassification had no impact on total operating expenses, operating income, EBITDA or net income

(2) Adjusted net income excludes the net effect of (i) the reversal of certain tax accruals in the third quarter of 2004 ($54.6 million) and (ii) a special charge of approximately $1.2 million ($738,000 net of tax effect) in the third quarter of 2004 related to the extinguishment of the Company's refinanced credit facility.

(3) Cash income taxes represent the application of the Company's expected current year income tax liability rate to the income before provision for income taxes for each period presented, without regard to the actual timing of such payment, reduced by the benefit of the anticipated utilization of available net operating loss carry-forwards.



    CONTACT: Journal Register Company
             Jean B. Clifton
             President and Chief Operating Officer
             609-396-2200
             Fax: 609-396-2292